                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934. (Amendment No.  )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                        THE ZWEIG TOTAL RETURN FUND, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        N/A
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        N/A
        ------------------------------------------------------------------------
    (5) Total fee paid:
        $0
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials: N/A

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

ZWEIG CONSULTING LLC


April 26, 2004


Dear Zweig Total Return Fund Shareholder:

I wholeheartedly endorse the re-election of Alden C. Olson, Daniel T. Geraci and
R. Keith Walton as directors at the Fund's annual meeting being held on May 12th. The current directors of the Fund have the Fund headed in the right direction and it is important that these outstanding directors be re-elected.

As you know a new portfolio management team was installed last year and I fully support that decision. In addition, I have agreed to assume an expanded role in reviewing the Fund's portfolio and will be actively collaborating in the stock selection process with the new portfolio management team.

The Board's recent decision to adopt a 10% fixed distribution policy consisting of 7% cash and 3% Fund stock on an annualized basis, a decision which I fully support, has had a very positive impact in narrowing the discount on the Fund's shares. The discount reached a low of 4.2% on April 8, 2004 after having been as high as 14.05% on August 14, 2003. Most recently, the shares traded at a 6.9% discount as of April 23, 2004. In my view, the Fund's discount would have been significantly lower if not for an approximately 6.7% decline in the average discount on closed-end bond funds over the past three weeks (from a 0.3% premium to a 6.4% discount), resulting from the recent rise in interest rates.

When I launched The Zweig Total Return Fund almost sixteen years ago, I felt that the Fund could best achieve its investment objective by being a closed-end fund. I continue to feel this way.

For these reasons, I strongly affirm my support for maintaining the Fund as closed-end. I urge you to reject any effort to open-end the Fund, and I urge you to follow the Board's recommendations.

                                                       Sincerely,

                                                       /s/ Martin E. Zweig

                                                       Martin E. Zweig
                                                       President


                   900 THIRD AVENUE  NEW YORK, NEW YORK 10022

                                SHAREHOLDER ALERT

                      PROTECT YOUR LONG-TERM INVESTMENT IN
             THE ZWEIG TOTAL RETURN FUND - DO NOT VOTE FOR PROPOSALS
                           BY DISSIDENT SHAREHOLDERS


April 26, 2004

Dear Zweig Total Return Fund Shareholder:

I am writing to tell you about important new developments that you should consider related to the Annual Meeting of Shareholders of The Zweig Total Return Fund, Inc. (the "Fund") being held on Wednesday, May 12, 2004.

- ON APRIL 8, 2004, THE BOARD OF DIRECTORS APPROVED A NEW FIXED DISTRIBUTION POLICY EQUAL TO 10% OF NET ASSET VALUE CONSISTING OF 7% CASH AND 3% OF FUND STOCK ON AN ANNUALIZED BASIS. THIS POLICY REPLACED THE VARIABLE DISTRIBUTION POLICY ANNOUNCED IN JULY 2003. THE FIRST DISTRIBUTION UNDER THE NEW FIXED DISTRIBUTION POLICY IS SCHEDULED TO BE PAID ON JUNE 24, 2004 TO SHAREHOLDERS OF RECORD AS OF JUNE 11, 2004.

- Since the April 8th announcement, the discount of the market price of the Fund's shares from the per share net asset value of the Fund has been substantially reduced, reaching a low of 4.2%. Following the July 2003 policy change, the discount had averaged 11.2% with a high of 14.05% on August 14, 2003. As of April 23, 2004, the discount was 6.9%.

- You should know that two dissident shareholders of the Fund have disclosed their intention to nominate themselves and one other person as directors, to solicit proxies to convert the Fund to an open-end investment fund and to make a non-binding recommendation to change the Fund's distribution policy. THESE SHAREHOLDERS ARE PROFESSIONAL DISSIDENTS WHO HAVE A HISTORY OF PURCHASING SHARES IN CLOSED-END FUNDS AT A DISCOUNT AND TAKING ACTIVIST POSITIONS IN ORDER TO CASH OUT, CAUSING LONG-TERM SHAREHOLDERS TO DEAL WITH THE PROBLEMS THEY LEAVE BEHIND. These dissident proposals are self-serving, disruptive and impede our efforts to increase shareholder value. They are not in the best interests of shareholders, especially long-term shareholders.


                    YOUR VOTE IS CRITICAL - PLEASE ACT TODAY!

       PROTECT YOUR INVESTMENT BY SIGNING, DATING AND MAILING PROMPTLY THE ENCLOSED WHITE PROXY CARD. IF YOU PREVIOUSLY RETURNED A WHITE PROXY CARD
   AND OPPOSE THE DISSIDENTS' NON-BINDING RECOMMENDATION, YOU NEED NOT RETURN
       THE ENCLOSED WHITE PROXY CARD. THE NAMED PROXIES WILL EXERCISE THE
            DISCRETIONARY AUTHORITY GRANTED BY THE PROXY CARD TO VOTE
                    AGAINST THE DISSIDENTS' RECOMMENDATION TO
                         CHANGE THE DISTRIBUTION POLICY.

      DO NOT RETURN THE GREEN PROXY CARD THAT THE DISSIDENTS MAY SEND YOU.
      --------------------------------------------------------------------

          SHAREHOLDERS WITH QUESTIONS OR REQUIRING ASSISTANCE MAY CALL
 D.F. KING & CO. INC., WHICH IS ASSISTING THE FUND, TOLL-FREE AT 1-888-628-1041
         OR OUR FUND SERVICE PROFESSIONALS TOLL-FREE AT 1-800-272-2700.

The Board opposes each of the three proposals by the dissident shareholders, Phillip Goldstein and Arthur Lipson, which are:

               DISSIDENT PROPOSAL #1 - ELECTION OF OPPOSING SLATE

OUR RESPONSE:  VOTE FOR THE NOMINEES RECOMMENDED BY YOUR BOARD OF DIRECTORS
We urge you to reject the proposal by the dissident shareholders to elect themselves and one other person as directors and to VOTE FOR Alden C. Olson, Daniel T. Geraci and R. Keith Walton, the three director nominees recommended by the independent Nominating Committee of the Board in our proxy statement dated April 5, 2004. Background information on these nominees can be found on pages 7 through 9 of our April 5 proxy statement. Two of our nominees are independent and the third nominee is the President of the Fund. Our director nominees were chosen for their qualifications, expertise and broad leadership experience in asset management, academic and other business industry sectors. We view this diversity as especially critical to best represent our shareholders, particularly in the changing fund environment.

Professor Alden C. Olson has served as a director of the Fund for the past eight years. In addition to his outstanding experience as professor of financial management and investments at Michigan State University, he has attained a Chartered Financial Analyst designation with the Association for Investment Management and Research, as do most portfolio managers. Moreover, his years of experience as your director provide you with an individual who has a firm understanding of the history of the Fund and its shareholders.

Daniel T. Geraci, President of the Fund, brings years of experience in the mutual fund arena as a result of his experience at Fidelity Investments, where he was head of the private wealth management business, and at Pioneer Investment Management, USA, where he served as Chief Executive Officer of its North American investment operations. He provides your Board with a management representative upon whom the Board can rely to execute its decisions, and who works closely with the Fund portfolio management team.

Our newest independent director, R. Keith Walton, is eminently qualified to be a director of the Fund, taking into consideration his experience at the United States Department of the Treasury as Deputy Chief of Staff and Chief of Staff to the Under-Secretary for Enforcement and Chief Law Enforcement Official, his private law practice in the finance sector, and his current position as Corporate Secretary, Secretary of the Trustees and Counselor to the President of Columbia University.

Investment and business experience, in addition to a combined board experience of at least 200 years entailing over 20 boards, make our Board and nominees better qualified to represent your interests.

The dissident shareholders, Messrs. Goldstein and Lipson, are managers of hedge funds that own shares in the Fund, all of which have been acquired since July 2003. We do not believe they would adequately represent the interests of all shareholders. Furthermore, the dissidents' third nominee does not appear to have the relevant experience and qualifications to serve as a director of the Fund.

        DISSIDENT PROPOSAL #2 - CONVERSION TO AN OPEN-END INVESTMENT FUND

OUR RESPONSE: VOTE AGAINST THE PROPOSAL TO CONVERT THE FUND TO AN OPEN-END INVESTMENT FUND. We urge you to VOTE AGAINST the proposal to convert the Fund to an open-end investment company. As more fuIly described in our proxy statement dated April 5, 2004, the Board, including the five independent directors, unanimously recommends against open-ending the Fund, which was designed as a closed-end vehicle to generate returns over the long term. Open-ending the Fund would enable the dissidents to seize short-term profits while disrupting the operations of the Fund to the detriment of long-term shareholders.

     DISSIDENT PROPOSAL #3 - NON-BINDING DISTRIBUTION POLICY RECOMMENDATION

OUR RESPONSE: REJECT THE RECOMMENDATION TO CHANGE THE FUND'S DISTRIBUTION POLICY. We urge you to reject the dissident shareholders' non-binding recommendation to reinstate the Fund's annual 10% cash distribution policy, which was eliminated in 2003. The Board recently adopted a 10% fixed distribution policy consisting of 7% cash and 3% Fund stock on an annualized basis. In setting the new fixed distribution policy, the Board concluded that a 10% policy that combines 7% cash and 3% Fund stock would deliver the best value potential to shareholders. The Board also determined that it would not be appropriate to reinstate the prior 10% fixed cash distribution policy after consideration of a number of factors such as conditions in the capital markets including current interest rates. You should know that under applicable law and the Fund's Articles of Incorporation, any change in the Fund's distribution policy can only be made by the Board. The Board believes that the distribution policy adopted on April 8, 2004 will benefit all shareholders. THE DISSIDENTS' SUGGESTION THAT ADVERSE TAX CONSEQUENCES COULD BE ELIMINATED OR MINIMIZED IF THEIR RECOMMENDATION IS ADOPTED IS MISINFORMED AND CONTRARY TO EXISTING TAX LAW. IN THAT REGARD, YOU SHOULD READ THE DISCUSSION BELOW UNDER "WHY OUR NEW FUND DISTRIBUTION POLICY IS RIGHT FOR SHAREHOLDERS".

                                      * * *

As you know, the Fund also installed a new portfolio management team on April 1, 2003, consisting of Carlton Neel and David Dickerson of Phoenix/Zweig Advisors LLC. The Board has evaluated the qualifications of Mr. Neel and Mr. Dickerson, considering their experience and performance in prior management activities. The Board believes they are well-qualified and positioned to act in your best interests.

Additionally, on March 2, 2004, the Board approved the continuation of the advisory relationship with Phoenix/Zweig Advisors and the continuation of the sub-advisory relationship with Zweig Consulting LLC. Under the continued sub-advisory relationship, Dr. Martin E. Zweig, President and owner of the sub-adviser, continues to provide asset allocation services and has assumed an expanded role in reviewing the Fund's portfolio. Dr. Zweig now actively collaborates in the Fund's stock selection process with the Phoenix/Zweig portfolio management team. In the opinion of the Board, the Fund's current 7% cash and 3% Fund stock distribution policy, together with the change in the portfolio management team and Dr. Zweig's expanded role with that team, will serve the best interests of Fund shareholders by growing and preserving your Fund investment over the long term.

                             YOUR VOTE IS IMPORTANT

We urge all shareholders to reject all of the dissidents' proposals. The Board strongly believes that the dissident proposals do not represent the best interests of shareholders, especially long-term shareholders, and are intended to benefit large, institutional investors who seek to make a short-term trading profit. DO NOT RETURN THE GREEN PROXY CARD THAT THE DISSIDENT SHAREHOLDERS MAY SEND YOU. IF YOU HAVE NOT ALREADY RETURNED THE WHITE PROXY CARD WE SENT YOU OR HAVE PREVIOUSLY RETURNED THE DISSIDENTS' GREEN PROXY CARD, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOU ALREADY RETURNED A WHITE PROXY CARD (WHICH DOES NOT INCLUDE THE DISSIDENTS' NON-BINDING DISTRIBUTION POLICY RECOMMENDATION), YOU DO NOT NEED TO DO ANYTHING FURTHER IF YOU SUPPORT YOUR BOARD'S RECOMMENDATION TO VOTE AGAINST THE NON-BINDING RECOMMENDATION. BY RETURNING THAT CARD, YOU HAVE GIVEN THE FUND'S DESIGNATED PROXY HOLDERS DISCRETION TO VOTE ON THE DISSIDENTS' NON-BINDING RECOMMENDATION. If you wish to specify the manner in which your shares are to be voted on the dissidents' non-binding distribution policy recommendation, you should mark, sign, date and return the enclosed WHITE proxy card.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, only it can vote such shares. To ensure that your shares are voted, you should contact the person responsible for your account.

IF YOU PROPERLY EXECUTE AND RETURN THE ENCLOSED WHITE PROXY CARD ON TIME, your shares will be voted in accordance with the instructions marked by you as a shareholder. Executed WHITE proxy cards that are unmarked will be voted: 1) "for" the election of the Fund's slate of director nominees; 2) "against" the proposal submitted for consideration pursuant to the Fund's Articles of Incorporation to convert the Fund to an open-ended investment company and to adopt amendments to the Fund's Articles of Incorporation to effectuate the conversion; and 3) "against" the dissidents' non-binding recommendation to change the Fund's distribution policy. A shareholder can revoke any proxy prior to its use by appearing at the Meeting and voting in person, by giving written notice of such revocation to the Secretary of the Fund, or by returning a subsequently dated proxy.

         WHY OUR NEW FUND DISTRIBUTION POLICY IS RIGHT FOR SHAREHOLDERS

As discussed above, the Board of Directors has approved a new fixed distribution policy equal to 10% of net asset value consisting of 7% cash and 3% Fund stock on an annualized basis. The Board's decision was reached after thoughtful deliberation, and took into consideration shareholders' communications to us about the prior change in the distribution policy. We believe the new policy addresses shareholders' needs. The first distribution is scheduled to be paid on June 24, 2004 to shareholders of record as of June 11, 2004.

As you know, the Board adopted a variable distribution policy in July 2003 to address potential tax consequences regarding the taxation (at ordinary income tax rates) of certain distributions. As explained in the letter sent to shareholders at that time, dated July 25, 2003, shareholders would pay additional taxes on distributions when a set of three conditions exist: 1) the Fund has current year gains (current earnings and profits); 2) the Fund has accumulated losses from prior years (capital loss carryovers); and 3) the Fund pays out distributions that exceed "required distributions." As of December 31, 2003, the Fund's capital loss carryover was approximately $51,300,000.

In July 2003, the Board concluded that as equities markets show signs of recovery, Fund performance improves and the Fund realizes capital gains, conditions 1 and 2 would likely be met. Under those circumstances, based upon a fixed distribution policy, those excess distributions generally would be treated as taxable distributions subject to ordinary income tax rates. In making its July 2003 decision, the Board thoroughly considered at that time the Fund's developing situation and believed it to be in the best interests of shareholders to modify the 10% fixed distribution policy in order to minimize the tax impact to shareholders. At that time, the Fund's market price was at a premium to net asset value.

Since the 2003 change in policy, the market price of the Fund's shares has reflected a persistent discount to net asset value. The Board has closely monitored this situation and considered various actions to address this discount. As part of its deliberations, the Board reviewed historical patterns of other closed-end funds, including those with and without fixed distribution policies; the distribution amounts paid by such policies; and the ultimate shareholder value that would be derived taking into consideration possible taxes due on such distributions and higher market prices for fund shares. The Board determined that a 10% policy that combines 7% cash and 3% Fund stock would likely enhance the value of the Fund's shares. While the potential tax impact for shareholders under the new distribution policy remains, the Board believes that regular fixed monthly distributions will serve the best interests of Fund shareholders over the long term.

The new 7% cash distribution may be subject to taxes as was the case with past distributions. The 3% Fund stock component of the distribution will not be subject to tax upon receipt. However, sale of the shares you receive as a distribution could be subject to tax depending on your personal financial situation. As always, you should consult with your financial advisor or tax professional. If the dissidents' recommendation for a change in distribution policy were adopted by the Board, the additional cash distributions would generally be treated as taxable distributions subject to ordinary income tax rates and shareholders would lose benefits attributable to the capital loss carryover.

IF YOU HAVE QUESTIONS ABOUT THE NEW DISTRIBUTION POLICY OR THE PROXY, CALL OUR FUND SERVICE PROFESSIONALS TOLL-FREE AT 1-800-272-2700. IF YOU HAVE QUESTIONS ABOUT THE PROXY, YOU CAN ALSO CALL D.F. KING & CO. INC., WHICH IS ASSISTING YOUR FUND, TOLL-FREE AT 1-888-628-1041. YOU MAY RECEIVE A PHONE CALL FROM D.F. KING REMINDING YOU TO VOTE OUR PROXY.

We are attaching as Appendix A certain additional information relating to the solicitation. This information is required by the federal securities laws. You should know that the dissidents have chosen not to supply such information to you even though they are also required to do so under the federal securities laws.

On behalf of your Board, thank you for your continued interest and support and prompt return of the enclosed WHITE proxy card. Please know that we are committed to acting in the interests of all Fund shareholders.

Sincerely,

/s/ Daniel T. Geraci

Daniel T. Geraci
President, The Zweig Total Return Fund, Inc.

                                   APPENDIX A


     The following table sets forth the names, principal occupations, business addresses and the number of shares of the common stock of The Zweig Total Return Fund, Inc. (the "Fund") beneficially owned by the directors of the Fund and such other officers and employees, and associates of such directors, officers and employees, as may be deemed participants in this proxy solicitation under the federal securities laws (together the "Participants"). Except as set forth below, no other securities in the Fund are held by any of the Participants.

                   NAME, OCCUPATION AND ADDRESS                        SHARES OWNED
                   ----------------------------                        ------------
          Charles H. Brunie (Independent Director)                        80,090(1)
          Chairman
          Brunie Associates
          600 Third Avenue
          17th Floor
          New York, NY  10016

          Wendy Luscombe (Independent Director)                            1,440
          Principal
          WKL Associates, Inc.
          480 Churchtown Road
          Craryville, NY  12521

          Professor Alden C. Olson (Independent Director)                  2,000
          Retired, Michigan State University
          2711 Ramparte Path
          Holt, MI  48842

          James B. Rogers, Jr. (Independent Director)                      1,563
          Chairman
          Beeland Interests, Inc.
          352 Riverside Drive
          New York, NY  10025

          R. Keith Walton (Independent Director)                             100
          Secretary of the University at Columbia University
          Office of the Secretary of the University
          Columbia University
          535 West 116th Street
          211 Low Memorial Library
          New York, NY 10027

          Daniel T. Geraci (Interested Director)                           1,900
          The Zweig Fund, Inc., President
          The Zweig Total Return Fund, Inc., President
          The Phoenix Companies, Inc., Executive Vice
             President - Asset Management
          Phoenix Investment Partners, Ltd., President
             and Chief Executive Officer
          900 Third Avenue
          New York, NY  10022

          Dr. Martin E. Zweig                                            136,099
          Zweig Consulting LLC, President
          900 Third Avenue
          New York, NY 10022

          Total                                                          223,192
                                                                         =======

(1) The number of shares owned by Mr. Brunie does not reflect any shares issued to Mr. Brunie pursuant to the Fund's Automatic Reinvestment and Cash Purchase Plan in calendar year 2004.

     None of the Participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years. No Participant owns any shares of common stock of record but not beneficially. No Participant owns any securities of any subsidiary of the Fund.

     During the past two years, none of the Participants has borrowed or otherwise obtained funds for the purpose of acquiring or holding any securities of the Fund.

     None of the Participants has any substantial direct or indirect interest in any matters to be acted upon at the Meeting, other than the directors who have been re-nominated for election to the Board or as may be described below.

     During the past two years, the Participants listed above effected the following purchases and sales of the Fund's common stock: (i) Ms. Luscombe purchased 400 shares on April 12, 2004 at $5.44 per share; (ii) Mr. Walton purchased 100 shares on April 14, 2004 at $5.33 per share, and (iii) Mr. Geraci purchased 1,900 shares on April 16, 2004 at $5.27 per share.

     The Fund does not have any incentive plans.

     Other than as discussed above, no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund.

     No securities are owned by "associates" of any of the Participants as such term is used under Regulation 14A.

     Except as disclosed below, none of the Participants or any of such Participant's associates has any arrangement or understanding with respect to any future employment by the Fund or any future transactions to which the Fund will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since December 31, 2003 or any currently proposed transaction, or series of similar transactions, to which the Fund or any of its subsidiaries was or is to be a party and in which the amount involved exceeds $60,000.

     Phoenix/Zweig Advisers LLC ("PZA"), for which Mr. Geraci serves as President, is the investment advisor to the Fund pursuant to an Investment Advisory Agreement, the current term of which ends on March 1, 2005 and is subject to continuation annually by vote of the Board of Directors. For its services for the year ended December 31, 2003 and for the quarter ended March 31, 2004, the Fund paid PZA $3,650,911 and $919,331, respectively.

     Phoenix Equity Planning Corporation ("PEPCO"), for which Mr. Geraci serves as Chairman of the Board and Chief Sales and Marketing Officer, is the administrator to the Fund pursuant to an Administration Agreement, the current term of which ends on March 1, 2005 and is subject to continuation annually by vote of the Board of Directors. For its services for the year ended December 31, 2003 and for the quarter ended March 31, 2004, the Fund paid PEPCO $678,026 and 170,733, respectively.

     Zweig Consulting LLC ("Zweig Consulting"), for which Dr. Zweig serves as President, is the investment sub-adviser to the Fund and The Zweig Fund, Inc. pursuant to the Amended and Restated Servicing Agreement, the current term of which expires March 2, 2007, and is subject to continuation annually by vote of the Board of the Directors. Zweig Consulting, pursuant to the above agreement, is paid by PZA, the Fund's and The Zweig Fund, Inc.'s adviser, and not by the Fund. For its services for the year ended December 31, 2003 and the quarter ended March 31, 2004 PZA paid Zweig Consulting $1,500,000 and $500,000 respectively.

     Future payments for services to the Fund by PZA, PEPCO and Zweig Consulting will be made under the terms of the respective agreements.

     The Fund has retained D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, (212) 269-5550, to assist in the solicitation of proxies and for related services. The Fund expects to pay D.F. King & Co., Inc. a fee of up to $50,000 and reimburse it for its reasonable out-of-pocket expenses. In addition, the Fund expects to indemnify D.F. King & Co., Inc. against certain liabilities and expenses, including liabilities and expenses under the federal securities laws.

                        THE ZWEIG TOTAL RETURN FUND, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 2004
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned shareholder of The Zweig Total Return Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints DANIEL T. GERACI and CARLTON NEEL, and each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Shareholders of the Fund to be held at 11:30 A.M. at the offices of Katten Muchin Zavis Rosenman, located at 575 Madison Avenue (between 56th and 57th Streets), 11th Floor, New York, New York, at any and all adjournments thereof, and to vote at the Annual Meeting all shares of the Fund which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present in accordance with the instructions on the reverse side of this proxy.

     WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS (PROPOSAL 1), AGAINST THE ADOPTION OF THE PROPOSAL TO CONVERT THE FUND TO AN OPEN-END INVESTMENT COMPANY (PROPOSAL 2), AGAINST THE ADOPTION OF THE NON-BINDING RECOMMENDATION TO REINSTATE THE FUND'S ANNUAL 10% CASH DISTRIBUTION POLICY (PROPOSAL 3), AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

-------------                                                                                                          -------------
 SEE REVERSE                                                                                                            SEE REVERSE
    SIDE                            (CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)                           SIDE
-------------                                                                                                          -------------
------------------------------------------------------------------------------------------------------------------------------------
 /X/ PLEASE MARK
     VOTES AS IN THIS
     EXAMPLE.

     1.   Election of Directors.                                The Board recommends a Vote Against Proposal 2
          NOMINEES: (01) R. Keith Walton
                    (02) Alden C. Olson                         2.   With respect to the proposal (Proposal 2) pursuant to the
                    (03) Daniel T. Geraci                            Fund's Articles of Incorporation to convert the Fund to an open-end investment company and to adopt an amendment and
                                        WITHHELD                     restatement of the Articles of Incorporation to effectuate
                  FOR ALL               FROM ALL                     the proposal.
                  NOMINEES / /      / / NOMINEES
                                                                     / / FOR           / / AGAINST         / / ABSTAIN

                                                                The Board recommends a Vote Against Proposal 3

                                                                3.   With respect to the non-binding recommendation to reinstate the Fund's annual 10% cash distribution policy which was
                                                                     eliminated in 2003.

                                                                     / / FOR           / / AGAINST         / / ABSTAIN

                                                                4.   In their discretion, on such other matters as may properly come before the meeting and any adjournments thereof.

                  / /
                     -------------------------------------
                     For all nominee(s) except as written
                     above

                                                                     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          / /

                                                                     Please sign exactly as name or names appear on this proxy.
                                                                     If stock is held jointly, each holder should sign. If
                                                                     signing as attorney, trustee, executor, administrator,
                                                                     custodian, guardian or corporate officer, please give full title.
                                                                     Sign, Date and Return the Proxy Card Promptly Using
                                                                     the Enclosed Envelope.



Signature:                                 Date:                   Signature:                                 Date:
          -------------------------------       -----------------            -------------------------------       -----------------